UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2012

Cal Dive International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33206	61-1500501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 CityWest Boulevard, Suite 2200 Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 361-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Purchase Agreement

On July 12, 2012, Cal Dive International, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis Securities Americas LLC, Howard Weil Incorporated, Capital One Southcoast, Inc., Banco Bilbao Vizcaya Argentaria, S.A. (collectively, the “Initial Purchasers”) and the subsidiary guarantors party thereto, relating to the sale by the Company to the Initial Purchasers of $86,250,000 aggregate principal amount (which includes $11,250,000 aggregate principal amount of the Notes issued pursuant to the Initial Purchasers’ exercise in full of their over-allotment option on July 16, 2012) of the Company’s 5.00% convertible senior notes due 2017 (the “Notes”) for resale to qualified institutional buyers, as defined in, and in reliance on, Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from the offering of the Notes were approximately $83 million, after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses payable by the Company. The Company will use the net proceeds from the offering of the Notes to prepay a portion of the remaining balance on the term loan portion of its senior secured credit facility. Affiliates of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the other Initial Purchasers are lenders, and in certain cases agents or managers for the lenders, under our senior secured credit facility.

The Purchase Agreement includes customary representations, warranties and covenants by the Company, as well as an agreement by the Company to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

Indenture

The Notes have been issued pursuant to an indenture, dated as of July 18, 2012 (the “Indenture”), among the Company, the subsidiary guarantors party thereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee.

The Notes are general unsecured and unsubordinated obligations of the Company, with interest payable semiannually at a rate of 5.00% per annum. The Notes will be, jointly and severally, unconditionally guaranteed by the Subsidiary Guarantors on a senior unsecured basis. The Notes will mature on July 15, 2017, unless earlier converted or purchased by the Company in accordance with their terms. The Notes will be convertible at the option of the holders of the Notes under certain conditions described below and in the Indenture. Upon conversion of the

Notes, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock (“Common Stock”) or a combination thereof, at the Company’s election. If the Company satisfies its conversion obligation by paying solely cash or by paying and delivering, as the case may be, a combination of cash and Common Stock, the amount of cash and number of shares of Common Stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each VWAP trading day in a consecutive 35 day VWAP trading day observation period (as described in the Indenture).

Prior to the close of business on the business day immediately preceding April 15, 2017, holders may convert their Notes only if one or more of the following conditions has been satisfied:

•

during any calendar quarter (and only during such calendar quarter) commencing after September 30, 2012, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter, the closing sale price of the Common Stock for such trading day is greater than or equal to 120% of the conversion price for the Notes on such trading day;

•

during the five consecutive business day period immediately following any five consecutive trading day period (the “Measurement Period”) in which, for each trading day of such Measurement Period, the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the closing sale price of the Common Stock on such trading day and the conversion rate for the Notes on such trading day;

•

the Company elects to issue to all or substantially all holders of the Common Stock, for a period of no more than 60 calendar days, rights, options or warrants entitling them to subscribe for shares of Common Stock at a price per share less than the average of the closing sale price of the Common Stock for the preceding ten consecutive day trading period; or distribute to all or substantially all of the holders of Common Stock assets, debt securities or the right to purchase debt securities, which distribution has a per share value 10% in excess of the closing sale price of the Common Stock on the immediately preceding trading day; or

•	upon the occurrence of specified corporate transactions described in the Indenture.

From, and including, April 15, 2017 to, and including, the close of business on the business day immediately preceding the maturity date for the Notes, a holder may convert all or a portion of its Notes, in principal amounts equal to $1,000 or an integral multiple in excess thereof, regardless of the foregoing conditions.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change, as defined in the Indenture, may be entitled to a make-whole premium in the form of an increase in the conversion rate for the Notes by a number of additional shares of Common Stock. Additionally, in the event of a fundamental change, as defined in the Indenture, the holders of the Notes may require the Company to purchase all or a portion of their Notes for cash at a purchase price equal to 100% of the principal amount of Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the relevant fundamental change purchase date.

Certain listing standards of the New York Stock Exchange (“NYSE”) prohibit the Company from issuing more than 19.9% of its outstanding Common Stock upon conversion of the Notes, without obtaining stockholder approval for such issuance. Accordingly, in respect of any conversion of Notes, the aggregate number of shares of Common Stock delivered in respect of such conversion, when aggregated with the aggregate number of shares of Common Stock previously delivered or required to be delivered in respect of all Notes surrendered for conversion prior to such conversion, cannot exceed 19.9% of the total number of shares of Common Stock outstanding on the first date of original issuance for the Notes unless, prior to such conversion, the Company has received approval from its shareholders to permit the issuance upon conversion of the Notes of a number of shares of Common Stock up to the maximum number of underlying shares (as defined in the Indenture).

Prior to obtaining such shareholder approval, in connection with any conversion of Notes for which the Company has elected to settle the related conversion obligation through a combination of cash and shares of Common Stock, if the number of shares of Common Stock deliverable in respect of such conversion, when aggregated with the aggregate number of shares of Common Stock delivered or required to be delivered in respect of Notes converted prior to such conversion, exceeds 19.9% of the total number of shares of Common Stock outstanding on the first date of original issuance for the Notes, the Company will pay cash in lieu of delivering any shares of Common Stock otherwise deliverable upon conversion in excess of such limitations based on the daily VWAP on each trading day of the relevant observation period in respect of which, in lieu of delivering shares of our common stock, the Company would pay cash. While the Company intends to seek the shareholder approval described above prior to the maturity date of the Notes, there is no guarantee that the Company will receive such shareholder approval.

Pursuant to the Indenture, the Company may not redeem the Notes at its option.

The Indenture provides for customary events of default, including, but not limited to, payment defaults, cross acceleration to certain other indebtedness of the Company and its subsidiaries, and failure of any of the subsidiary guarantees to be in full force and effect. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately.

The foregoing description of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is attached hereto as Exhibit 4.1, and is incorporated by reference herein.

The Purchase Agreement and the Indenture have been included herein to provide the Company’s security holders with information regarding the terms of the offering of the Notes. The Purchase Agreement and the Indenture are not intended to provide any other factual information about the

Company. The Company’s representations in the Purchase Agreement and Indenture were made as of the date thereof in connection with negotiating the contract, are subject to qualifications and limitations agreed to by the parties, may have been used for purposes of allocating risk between the parties rather than for the purpose of establishing matters as facts, and should not be relied upon as though such representations were made to any holders of securities of the Company. Security holders should not rely on such representations and warranties as characterizations of the actual state of facts, since they were made only as of the date of such documents and the information concerning the subject matter of such representations and warranties may change after the date of such documents, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On July 18, 2012, the Company issued a press release titled “Cal Dive Announces Closing of 5.00% Convertible Senior Notes Offering”. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The announcement is neither an offer to sell nor a solicitation of an offer to buy any of the securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes and the shares of Company common stock, if any, issuable upon conversion of the Notes have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The exhibits to this current report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Lisa M. Buchanan
Lisa M. Buchanan Executive Vice President, General Counsel and Secretary

Date: July 18, 2012

Exhibit Index

Exhibit No.	Description

4.1*	Indenture, dated as of July 18, 2012, by and among Cal Dive International, Inc., the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

10.1*	Purchase Agreement, dated as of July 12, 2012, by and among Cal Dive International, Inc., the subsidiary guarantors party thereto and the initial purchasers named therein.

99.1*	Press Release by Cal Dive International, Inc. dated July 18, 2012.

*	Filed herewith.